Exhibit 3.1.3

CERTIFICATE OF AMENDMENT

TO

RESTATED CERTIFICATE OF INCORPORATION

OF

AMEDICA CORPORATION

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

Amedica Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1. The name of the corporation is Amedica Corporation (the “Corporation”).

2. The date of filing of the Certificate of Incorporation of the Corporation with the Secretary of State of the State of Delaware was December 10, 1996 under the name Amedica Corp. A Restated Certificate of Incorporation of the Corporation was filed on October 25, 2004 (the “Base Restated Certificate”), and said Base Restated Certificate was amended by (a) a Certificate of Designation for Series C Convertible Preferred Stock filed on February 24, 2006, (b) a Certificate of Designation for Series D Convertible Preferred Stock filed on April 16, 2007, (c) Certificates of Amendment respectively filed on July 26, 2007 and November 1, 2007, (d) a Certificate of Increase of Series D Convertible Preferred Stock filed on December 21, 2007, (e) a Certificate of Amendment filed on March 1, 2010, (f) a Certificate of Designation for Series E Convertible Preferred Stock filed March 19, 2010, (g) Certificates of Designation of Series A-1 Convertible Preferred Stock, Series B-1 Convertible Preferred Stock, Series C-1 Convertible Preferred Stock and Series D-1 Convertible Preferred Stock filed on March 19, 2010, (h) a Certificate of Amendment filed on March 19, 2010, (i) a Certificate of Increase of Series D-1 Convertible Preferred Stock filed on March 24, 2010, (j) a Certificate of Decrease of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock and Series D Convertible Preferred Stock filed on March 25, 2010, (k) a Certificate of Increase of Series E Convertible Preferred Stock filed on September 20, 2010, (l) a Certificate of Increase of Series C Convertible Preferred Stock filed May 10, 2012, (m) a Certificate of Increase of Series D Convertible Preferred Stock and a Certificate of Decrease of Series E Convertible Preferred Stock, each filed on December 14, 2012, (n) a Certificate of Designation of Series F Convertible Preferred Stock filed on December 14, 2012, (o) a Certificate of Amendment filed on August 27, 2013 and (p) a Certificate of Increase of Series F Convertible Preferred Stock filed on August 27, 2013.

3. The Restated Certificate, as amended, is hereby further amended to change the authorized capital of the Corporation by striking out the first paragraph of Article FOURTH thereof, as such paragraph appears in the Certificate of Amendment filed on March 1, 2010, and by substituting in lieu of said first paragraph of Article FOURTH the following new first paragraph:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is Three Hundred Eighty Million (380,000,000), consisting of (i) Two Hundred Fifty Million (250,000,000) shares of Common Stock, $0.01 par value per share (the “Common Stock”), and (ii) One Hundred Thirty Million (130,000,000) shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”).

4. Pursuant to Section 228(a) of the General Corporation Law of the State of Delaware, the holders of outstanding shares of the Corporation having no less than the minimum number of votes that would be necessary to authorize or take such actions at a meeting at which all shares entitled to vote thereon were present and voted, consented to the adoption of the aforesaid amendments without a meeting, without a vote and without prior notice, and written notice of the taking of such actions was given in accordance with Section 228(e) of the General Corporation Law of the State of Delaware.

5. The amendment of the Restated Certificate, as amended, as herein certified has been duly adopted in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to Restated Certificate of Incorporation be signed by its duly authorized officer this 10th day of February, 2014.

AMEDICA CORPORATION

By:	/s/ Kevin J. Ontiveros
Kevin J. Ontiveros
Secretary